Exhibit 10.1

July 12, 2021

Ivanhoe Capital Acquisition Corp.

150 Beach Road

25-03 The Gateway West

189720 Singapore

Re:           Amendment to IPO Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to (i) that certain letter agreement, dated as of January 6, 2021 (the “Letter Agreement”), delivered to Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (including following the Domestication (as defined in the Business Combination Agreement), the “Company”), by Ivanhoe Capital Sponsor LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of the Company’s board of directors, advisory board and/or management team (each such individual, an “Insider” and collectively, the “Insiders”), in connection with the Company’s initial public offering of units and (ii) that certain Business Combination Agreement, dated as of the date hereof (as the same may be amended, modified or supplemented from time to time, the “Business Combination Agreement”), by and among the Company, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly owned subsidiary of the Company (“Amalgamation Sub”), and SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES”), pursuant to which the Company will acquire SES and consummate its initial business combination (such transactions, the “SES Business Combination”).

In order to induce the Company and SES to enter into the Business Combination Agreement and to proceed with the transactions contemplated thereby and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the Insiders, hereby agrees to amend the Letter Agreement (this “Amendment”) as follows:

1.	Upon the closing of the SES Business Combination, Section 6 of the Letter Agreement shall be amended and restated in its entirety and be replaced with the following:

“(a)  The Sponsor and each Insider agrees that it, he or she shall not Transfer any shares of Class A Common Stock received upon the conversion of the Founder Shares in connection with the SES Business Combination (the “Subject Shares”) until the earlier of (i) (v) with respect to 20% of such shares, until the date that is 180 days after the consummation of the SES Business Combination (the “SES Closing”), (w) with respect to 20% of such shares, until the closing price of the Class A Common Stock equals or exceeds $12.00 for any 20 trading days within a 30-trading day period following the date that is 150 days after the SES Closing (the “Requisite Trading Period”), (x) with respect to 20% of such shares, until the closing price of the Class A Common Stock equals or exceeds $14.00 for the Requisite Trading Period, (y) with respect to 20% of such shares, until the closing price of the Class A Common Stock equals or exceeds $16.00 for the Requisite Trading Period, and (z) with respect to the remaining 20% of such shares, until the closing price of the Class A Common Stock equals or exceeds $18.00 for the Requisite Trading Period, and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the SES Business Combination that results in all of the stockholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the event that the per-share value of the cash, securities or other property to be received by the holders of Class A Common Stock in such liquidation, merger, capital stock exchange or other similar transaction (the “Per Share Transaction Value”) is less than $18.00, then the Subject Shares will be released from these transfer restrictions to the Initial Shareholders on a pro rata basis as follows: (x) to the extent not previously released, all Subject Shares that are subject to release upon achievement of any share price performance requirements that are less than the Per Share Transaction Value will be released, and (y) the number of Subject Shares that would be released upon the achievement of the next share price performance requirement that is higher than the Per Share Transaction Value (the “Release Threshold”), multiplied by (b) a fraction, the numerator of which equals (x) 2, minus (y) the amount by which the Release Threshold exceeds the Per Share Transaction Value, and the denominator of which equals 2, will be released. Any Subject Shares not released pursuant to the preceding sentence will be forfeited and cancelled. For example, if the Per Share Transaction Value equaled $15.00 and 6,900,000 shares of Class A Common Stock are issued to the Initial Shareholders in the SES Business Combination, then the number of Subject Shares released to the Initial Shareholders would be (1) any unreleased Subject Shares that were subject to release upon the achievement of the $12.00 and $14.00 share price requirements, plus (2) 690,000, or 50% of the Subject Shares that would have been released if the $16.00 share price threshold has been achieved, and the remaining 2,070,000 unreleased Subject Shares would be forfeited and cancelled (the “Founder Shares Lock-up Period”).

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(b)  The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or any shares of Class A Common Stock underlying the Private Placement Warrants), until 30 days after the completion of the SES Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)  Notwithstanding the provisions set forth in paragraphs 6(a) and (b), Transfers of the Subject Shares, Private Placement Warrants and the shares of Class A Common Stock underlying the Private Placement Warrants that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of Delaware or the Sponsor’s partnership agreement upon dissolution of the Sponsor; or (f) in the event of the Company’s liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the Company’s completion of the SES Business Combination; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

2.	Upon the closing of the SES Business Combination, Section 10 of the Letter Agreement is hereby amended by (i) replacing the defined term “Ordinary Shares” with: “Ordinary Shares” shall mean the Class A Common Stock and Class B common stock, par value $0.0001 per share, of the Company.” and (ii) adding the following defined terms as clause (ix) and (x) thereto:

(ix) “Class A Common Stock” shall mean the shares of Class A common stock, par value $0.0001 per share, of the Company.

(x) “SES Business Combination” shall mean the business combination and other transactions contemplated by that certain Business Combination Agreement, dated as of the date hereof, by and among the Company, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly owned subsidiary of the Company, and SES Holdings Pte. Ltd., a Singapore private company limited by shares.

3.	The provisions of the Letter Agreement, as amended by this Amendment, remain in full force and effect. From and after the date hereof, references to “this Letter Agreement” in the Letter Agreement shall be deemed references to the Letter Agreement, as amended by this Amendment. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, in the event the Business Combination Agreement is terminated pursuant to the terms thereof for any reason, this Amendment shall automatically terminate and cease to be of further force and effect.

4.	This Amendment and the Letter Agreement, as amended pursuant to this Amendment, the Business Combination Agreement and the other Transaction Agreements (as defined in the Business Combination Agreement) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Amendment may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

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5.	Sections 13, 14, 15, 16, 17 and 18 of the Letter Agreement are hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment.

[Signature Page Follows]

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Sincerely,

IVANHOE CAPITAL SPONSOR LLC

By:	/s/ Robert Friedland
Name: Robert Friedland Title: President

By:	/s/ Robert Friedland
Robert Friedland

By:	/s/ Gary Gartner
Gary Gartner

By:	/s/ Andrew Boyd
Andrew Boyd

By:	/s/ Christopher Carter
Christopher Carter

By:	/s/ Hirofumi Katase
Hirofumi Katase

By:	/s/ Francis P.T. Leung
Francis P.T. Leung

By:	/s/ Edward T. Welburn Jr.
Edward T. Welburn Jr.

Acknowledged and Agreed:

IVANHOE CAPITAL ACQUISITION CORP.

By:	/s/ Robert Friedland
Name: Robert Friedland
Title: Chairman and Chief Executive Officer

[Signature Page to Letter Agreement Amendment]